TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of December, 2014, by and among Hartford Series Fund, Inc., a Maryland corporation, having its principal office and place of business at 5 Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087, Hartford HLS Series Fund II, Inc., a Maryland corporation having its principal office and place of business at 5 Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087 (together, the “Funds”), and Hartford Administrative Services Company (“HASCO”), having its principal office and place of business at 500 Bielenberg Drive, Woodbury, Minnesota 55125.  This Agreement is intended to take effect as if entered into among the Funds on behalf of each of their series of shares (each a “Portfolio”), severally, and HASCO, and the provisions of this Agreement shall be construed accordingly.

WHEREAS, the Funds are authorized to issue shares in separate series and classes within each series;

WHEREAS, the Funds, on behalf of each of their respective Portfolios, desire to appoint HASCO as transfer agent, dividend disbursing agent and agent in connection with certain other activities which are not provided for under the Advisory Agreements or any other agreement between the Funds, their investment manager Hartford Funds Management Company, LLC, HASCO or any third-party service provider, and HASCO desires to accept such appointment;

WHEREAS, HASCO desires to employ a sub- agent with respect to certain duties of transfer agent, dividend disbursing agent and agent in connection with certain other activities as set forth in this Agreement and which are not provided for under the Advisory Agreements or any other agreement between the Funds, their investment manager Hartford Funds Management Company, LLC, HASCO or any third-party service provider; and

WHEREAS, the Funds, on behalf of each of their respective Portfolios, acknowledge and agree to the sub-agent structure as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      TERMS OF APPOINTMENT; DUTIES OF HASCO

1.1                               Subject to the terms and conditions set forth in this Agreement, the Funds, on behalf of each of their respective Portfolios, hereby employ and appoint HASCO to act as, and HASCO agrees to act as transfer agent for each of the Funds’ authorized and issued shares of common stock (“Shares”), dividend disbursing agent and agent, in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Funds (“Shareholders”) and set out in the currently effective prospectuses and statements of additional information (“prospectuses”) of the Funds.

The Funds, on behalf of each of their respective Portfolios, hereby acknowledge and agree that HASCO may employ and appoint one or more affiliated or unaffiliated service providers (each, a “Delegate”) to act as sub-agent to perform certain of the Services described in Section 1.2 of this Agreement.  In no event, however, will the appointment of the Delegate affect the obligations of HASCO under this Agreement; and to the extent any Service is delegated to the Delegate, HASCO will remain responsible to the Funds under this Agreement for the delivery of that Service by the Delegate, and for oversight of Delegate in the performance of the Service.  HASCO shall provide to the Boards of Directors/Trustees (the “Board”) of the Funds such information regarding any Delegate and the Services as may be reasonably requested by the Board.

1.2                               HASCO agrees that it will perform the following services (each a “Service” and together the “Services”):

(a)                                 In accordance with procedures as may be established from time to time by agreement between the Funds on behalf of each of the Portfolios, as applicable and HASCO, HASCO shall:

(i)                                     Establish each Shareholder account in the Funds on the HASCO’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)                                  Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Funds (the “Custodian”);

(iii)                               Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder accounts;

(iv)                              Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(v)                                 In respect to the transactions in items (i), (ii), (iii) and (iv) above, HASCO is authorized to accept purchase orders and redemption requests from broker-dealers authorized by the Funds and from investors;

(vi)                              At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the manner requested such monies to the redeeming Shareholders;

(vii)                           Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(viii)                        Prepare and transmit payments for dividends and distributions declared by the Funds on behalf of each Portfolio; and effect (as requested by Shareholders) the reinvestment thereof;

(ix)                              Maintain Shareholder account records and advise the Funds and their Shareholders as to the foregoing;  and

(x)                                 Record the issuance of shares of the Funds and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares that are authorized, issued and outstanding.  HASCO shall also provide the Funds on a regular basis with the total number of shares that are authorized, issued and outstanding and shall have no obligation, when recording the issuance of shares, to be responsible for any laws relating to the issue or sale of such shares, which function shall be the sole responsibility of the Funds.

(xi)                              Upon instruction from the principal underwriter of the Funds, deduct applicable 12b-1 fees from the Funds pursuant to any 12b-1 Plan approved by the Board of Directors of the Funds and remit them on behalf of the principal underwriter and the Funds to the appropriate party.

(xii)                           Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost;

(xiii)                        Attempt to resolve not-in-good-order (“NIGO”) transaction requests received from shareholders and /or intermediaries via call-outs or correspondence;

(xiv)                       Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers;

(xv)                          Process and respond to all Shareholder ad hoc correspondence and complaints (via email and post); and

(xvi)                       Maintain and operate a contact center for intake and processing of Shareholder and financial advisor inquiries, orders and requests and resolve problems.

(b)                                 In addition to the services set forth in paragraph (a), HASCO shall (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or other similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:  maintaining Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts (as are required by law), preparing and mailing activity statements for Shareholders, and providing Shareholder account information, and (ii) provide a system which will enable the Funds to monitor the total shares sold in each state.

(c)                                  The Funds shall (i) identify to HASCO in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of HASCO for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds as provided above.

(d)                                 HASCO may, in its discretion and without further consent on the part of the Funds, subcontract with a sub-transfer agent or broker-dealer (each a “Designated Partner”) for the performance of HASCO’s obligations to provide services hereunder to accounts of Shareholders who are clients of such Designated Partner, provided that HASCO shall be as fully responsible to the Funds for the acts and omissions of any Designated Partner as it is for its own acts and omissions.

(e)                                  HASCO may, in its discretion and without further consent on the part of the Funds, appoint third party plan administrators (each a “TPA”) to provide record keeping and related services to participants in plans which are Shareholders in the Funds, provided that HASCO shall be as fully responsible to the Funds for the acts and omissions of any TPA as it is for its own acts and omissions.

(f)                                   HASCO shall provide additional services on behalf of the Funds (e.g., escheatment services) which may be agreed upon in writing between the Funds and HASCO.

(g)                                  HASCO shall provide all services necessary to monitor shareholder activity in the Funds in order to detect and prevent market timing and excessive trading in shares of the Funds as described in the Policies and Procedures Relating to Market Timing and Excessive Trading in Shares of

the Funds, as such may be amended by the Board of Directors of the Funds from time to time.

(h)                                 HASCO will ensure Designated Partners and TPAs appointed by HASCO shall agree (i) to provide HASCO with information regarding trading in Fund shares by participant accounts sufficient to enable HASCO to enforce the market timing policy set forth in the Funds’ prospectus; and (ii) to the extent required by Rule 22c-2 under the Investment Company Act of 1940, to execute HASCO’s instructions to restrict or prohibit further purchases or exchanges of Fund shares by a specific participant who has violated the Funds’ policy.

(i)                                     HASCO hereby acknowledges receipt of a copy of the Funds’ anti-money laundering (“AML”) compliance program, and HASCO agrees to implement the requirements of the AML compliance program with respect to purchases of the Funds’ shares.  In accordance with mutually-agreed procedures, HASCO shall use its best efforts in carrying out such agreed functions consistent with the requirements of the Funds’ AML program.  The Funds acknowledge that their Shareholders are customers of the Funds and not customers of HASCO and the Funds retain legal responsibility under the USA PATRIOT Act for AML compliance with respect to transactions in their shares.  HASCO agrees to cooperate with any request from examiners of United States Government agencies having jurisdiction over the Funds for information and records relating to the Funds’ AML program and consents to inspection by such examiners for this purpose.

(j)                                    In accordance with Regulation S-P of the Securities and Exchange Commission, “Nonpublic Personal Information” includes (1) all personally identifiable financial information; (2) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information; and (3) any information derived therefrom. HASCO must not use or disclose Nonpublic Personal Information for any purpose other than to carry out the purpose for which Nonpublic Personal Information was provided to HASCO as set forth in this Agreement, and agrees to cause its employees, agents, representatives, or any other party to whom HASCO may provide access to or disclose Nonpublic Personal Information to limit the use and disclosure of Nonpublic Personal Information to that purpose. HASCO agrees to implement appropriate measures designed to ensure the security and confidentiality of Nonpublic Personal Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Nonpublic Personal Information that could result in substantial harm or inconvenience to any customer of the Funds. HASCO further agrees to cause all its agents, representatives, subcontractors, or any other party to whom HASCO may provide access to, or disclose, Nonpublic Personal Information to implement appropriate measures designed to meet the objectives set forth in this paragraph. With respect only to the provisions of this Section, HASCO agrees to indemnify and hold harmless the Funds and any officer or director or trustee of the Board (“Board member”), against losses, claims, damages, expenses, or liabilities to which the Funds, or any officer or Board member of the Funds, may become subject as the result of (1) a material breach of the provisions of this section of the Agreement or (2) any acts or omissions of HASCO, or of any of its officers, directors, employees, representatives, subcontractors or agents, that are not in accordance with this Agreement, including, but not limited to, any violation of any federal statute or regulation.  Notwithstanding the foregoing, no party shall be entitled to indemnification pursuant to this Section if such loss, claim, damage, expense, or liability is due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of duty by the party seeking indemnification.

(k)                                 Procedures establishing criteria to be used by HASCO in selecting Designated Partners and TPAs with respect to these services in this Section 1 shall be established from time to time by agreement between the Funds on behalf of each Portfolio and HASCO.

(l)                                     HASCO will manage relationships—including correspondence, communication and oversight—with intermediary firms such as broker-dealers and TPAs performing administrative functions in connection with the Funds.

(m)                             HASCO will arrange for the provision of standard documentation for certain retirement accounts for Shareholders (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, and Roth IRAs), 403(b) and Coverdell Education Savings Accounts (together, “Retirement Accounts”), as well as provide or arrange for the provision of various custodial and administrative services.

2.                                      FEES AND EXPENSES

2.1                               For the performance by HASCO pursuant to this Agreement, the Funds agree on behalf of each of their respective Portfolios to pay HASCO an annual maintenance fee (the “TA Fee”) for each Shareholder Participant Account (as defined below) per Portfolio according to the Fee Schedule attached hereto as Exhibit A.  Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Funds and HASCO.  A “Shareholder Participant Account”

shall mean (i) any shareholder account maintained on the books and records of HASCO or the Delegate, (ii) any shareholder account maintained on the books and records of a Designated Partner appointed by HASCO pursuant to Section 1.2(d), and (iii) the account of any plan participant that is a beneficial owner of Shares which is maintained on the books and records of a TPA engaged by HASCO pursuant to Section 1.2(e).

2.2                               Unless otherwise provided in Exhibit A hereto, in addition to the fee paid under Section 2.1 above, the Funds agree on behalf of each of their respective Portfolios to reimburse HASCO for reasonable out-of-pocket expenses specifically incurred by HASCO or the Delegate and directly related to the services provided hereunder, including but not limited to: confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by HASCO or the Delegate for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by HASCO or the Delegate at the request or with the consent of the Funds, will be reimbursed by the Funds on behalf of the applicable Portfolio.

2.3                               The Funds agree on behalf of each of their respective Portfolios to pay all fees and reimbursable expenses within fifteen days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder Participant Accounts shall be advanced to HASCO (on its own behalf or on behalf of the Delegate) by the Funds at least seven (7) days prior to the mailing date of such materials.

3.                                      REPRESENTATIONS AND WARRANTIES OF HASCO

HASCO represents and warrants to the Funds that:

3.1                               It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

3.2                               It is duly qualified to carry on its business in the State of Minnesota and is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended.

3.3                               It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4                               All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5                               It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6                               It has and will continue to have necessary procedures and policies in place reasonably designed to comply with Rule 38a -1 of the Investment Company Act of 1940, as amended.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Each Fund represents and warrants to HASCO that:

4.1                               It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

4.2                               It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.3                               All corporate proceedings required by such Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4                               It is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

4.5                               A registration statement under the Securities Act of 1933, as amended, is currently effective, and will remain in effect, for each Portfolio and class of Shares, and appropriate securities law filings have been made and will continue to be made with the SEC with respect to its Portfolios. Each Fund shall notify HASCO when such registration statement shall have been amended to include additional Portfolios and shall notify HASCO if such registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to the Shares.

5.                                      DATA ACCESS AND PROPRIETARY INFORMATION

5.1                               The Funds acknowledge that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Funds by HASCO as part of their ability to access certain Funds-related data (“Customer Data”) maintained by HASCO or the Delegate on data bases under the control and ownership of HASCO or the Delegate (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to HASCO, the Delegate or other third party.  In no event shall Proprietary Information be deemed Customer Data.  The Funds agree to treat all Proprietary Information as proprietary to HASCO or the Delegate and further agree that they shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Funds agree for themselves and their employees and agents:

(a)                                 to access Customer Data solely from locations as may be designated in writing by HASCO and solely in accordance with HASCO’s or the Delegate’s applicable user documentation;

(b)                                 to refrain from copying or duplicating in any way the Proprietary Information;

(c)                                  to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with HASCO’s instructions;

(d)                                 to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of HASCO;

(e)                                  that the Funds shall have access only to those authorized transactions agreed upon by the parties; and

(f)                                   to honor all reasonable written requests made by HASCO to protect at HASCO’ expense the rights of HASCO or the Delegate in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2                               Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5.  The obligations of this Section shall survive any termination of this Agreement.

5.3                               If the Funds notify HASCO that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, HASCO shall endeavor in a timely manner to correct such failure.  Organizations from which HASCO may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Funds agree to make no claim against HASCO arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  HASCO EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.                                      INDEMNIFICATION

6.1                               HASCO shall not be responsible for, and each Fund shall, on behalf of the applicable Portfolio, severally and not jointly, indemnify and hold HASCO harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(a)                                 All actions of HASCO or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)                                 Lack of good faith, negligence or willful misconduct on the part of the Funds or the breach of any representation or warranty of the Funds hereunder;

(c)                                  The reliance on or use by HASCO or its agents or subcontractors of information, records, documents or services which (i) are received by HASCO or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Funds or any other person or firm on behalf of the Funds;

(d)                                 The reliance on, or the carrying out by HASCO or its agents or subcontractors of any instructions or requests of the Funds on behalf of the applicable Portfolio; or

(e)                                  The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, unless such violation is the result of HASCO’s or HASCO’s affiliate’s negligent or willful failure to comply with the provisions of Section 1.2 of this Agreement.

6.2                               At any time HASCO may apply to any officer of the Funds for instructions, and may consult with legal counsel to the Funds with respect to any matter arising in connection with the services to be performed by HASCO under this Agreement, and HASCO and its agents or subcontractors (excluding Designated Partners and TPAs) shall not be liable and shall be indemnified by the Funds on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  HASCO, its agents and subcontractors (excluding Designated Partners and TPAs) shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Funds, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided HASCO or its agents or subcontractors (excluding Designated Partners and TPAs) by machine readable input, telex, CRT data entry or other similar means authorized by the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Funds. HASCO, its agents and subcontractors (excluding Designated Partners and TPAs) shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual of facsimile signatures of the officer or officers of the Funds, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

6.3                               The Funds shall not be responsible for, and HASCO shall indemnify and hold the Funds harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to failure by HASCO to comply with the terms of this Agreement due to HASCO’s negligence or willful misconduct or the breach of any representation or warranty of HASCO hereunder.

6.4                               In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the above, HASCO shall not be excused from liability in the event any telecommunications, power or equipment (of HASCO, its agents or subcontractors) failures could have been avoided or minimized by such parties having maintained adequate industry standard backup systems or plan and a disaster recovery plan.

6.5                               In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Funds may be required to indemnify HASCO, HASCO shall promptly notify the Funds of such assertion, and shall keep the Funds advised with respect to all developments concerning such claim.  The Funds shall have the option to participate with HASCO in the defense of such claim or to defend against said claim in its own name or in the name of HASCO.  HASCO shall in no case confess any claim or make any compromise in any case in which the Funds may be required to indemnify HASCO except with the Funds’ prior written consent.  For clarity, to the extent any obligation to provide indemnity under this Section 6 arises in respect of a Portfolio or Portfolios, the obligation so to indemnify shall be the obligation only of such Portfolio or Portfolios, and of no other Portfolio.

7.                                      STANDARD OF CARE

HASCO shall at all times act in good faith, and agrees to use due care and its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, agents or subcontractors and its Designated Partners and TPAs.

8.                                      COVENANTS OF THE FUNDS AND HASCO

8.1                               The Funds shall on behalf of each of their respective Portfolios promptly furnish to HASCO the following:

(a)                                 A certified copy of the resolution of the Board of Directors of the Funds authorizing the appointment of HASCO and the execution and delivery of this Agreement.

(b)                                 A copy of the Articles of Incorporation and By-Laws of the Funds and all amendments thereto.

8.2                               HASCO shall keep, or cause the Delegate to keep, records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, HASCO agrees that all such records prepared or maintained by HASCO or the Delegate relating to the services to be performed by HASCO or the Delegate hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Funds on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that HASCO or the Delegate has maintained such a record only in paper form.

8.3                               HASCO and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.4                               In case of any requests or demands for the inspection of the Shareholder records of the Funds, HASCO will notify the Funds and endeavor to secure instructions from an authorized officer of the Funds as to such inspection.  HASCO reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.                                      TERMINATION OF AGREEMENT

9.1                               This Agreement may be terminated by either party upon ninety (90) days written notice to the other.

9.2                               Should the Funds exercise their right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Funds on behalf of the applicable Portfolio(s).  Additionally, HASCO reserves the right to charge for any other reasonable expenses associated with such termination.

10.                               ADDITIONAL FUNDS

In the event that one or more of the Funds establishes one or more additional series or classes of Shares to which it desires to have HASCO render services as transfer agent under the terms hereof, it shall so notify HASCO in writing, and if HASCO agrees in writing to provide such services, such series or classes of Shares shall be included under this Agreement.

11.                               ASSIGNMENT

11.1                        Except as otherwise provided in Section 1 of this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

11.2                        This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.                               AMENDMENT

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Funds.

13.                               NEW YORK LAW TO APPLY

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

14.                               CONSEQUENTIAL DAMAGES

No party to this Agreement shall be liable to another party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

15.                               MERGER OF AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.                               COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HARTFORD SERIES FUND, INC.
Severally, on behalf of their respective Series of Shares,

BY:	/s/ Edward P. Macdonald
Name:	Edward P. Macdonald
Title:	Vice President, Secretary and Chief Legal Officer

HARTFORD HLS SERIES FUND II, INC.
Severally, on behalf of their respective Series of Shares,

BY:	/s/ Edward P. Macdonald
Name:	Edward P. Macdonald
Title:	Vice President, Secretary and Chief Legal Officer

HARTFORD ADMINISTRATIVE SERVICES COMPANY

BY:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

EXHIBIT A

TA FEE SCHEDULE

Per Fund Fee	Cost Reimbursement
$2,300 annually per Fund	Billed as Incurred*

*Out of pocket expenses include, but are not limited to, appropriate charges invoiced by authorized sub-contractors, confirmation statements, postage, forms, audio response, telephone, records retention, transcripts, microfilm, microfiche, internal Investment Products Technology (IPT) charges billed in connection with projects and production support, and expenses incurred at the specific direction of the Fund.